Exhibit 99.1

Dermira Reports First Quarter 2016 Financial Results and Provides Corporate Update

•                  Positive Topline Results for DRM01 Phase 2b Acne Trial Reported; Phase 3 Program Planning Underway

•                  Announcement of Topline Results for DRM04 Phase 3 Hyperhidrosis Pivotal Trials Expected in Second Quarter of 2016

MENLO PARK, Calif., May 10, 2016 — Dermira, Inc. (NASDAQ: DERM), a biopharmaceutical company dedicated to identifying, developing and commercializing innovative, differentiated therapies to improve the lives of patients with dermatologic diseases, today reported financial results for the quarter ended March 31, 2016 and provided an update on its clinical development programs.

“Dermira has already made significant progress this year, starting with the completion of patient enrollment for our DRM01 Phase 2b acne trial and DRM04 Phase 3 hyperhidrosis pivotal trials, as well as the recent positive results for the DRM01 trial,” said Tom Wiggans, chairman and chief executive officer of Dermira. “Looking ahead, we expect to announce topline data for the two DRM04 Phase 3 pivotal trials by the end of this quarter and for our three CIMZIA Phase 3 trials by the end of the first quarter of next year. We are encouraged by what the results from these programs could mean not only for Dermira, but for the millions of patients living with these skin diseases.”

Operational Highlights and Clinical Pipeline Update

•                  Announced positive topline results for DRM01 Phase 2b trial in patients with acne — In May 2016, Dermira announced positive topline data from its Phase 2b dose-ranging study evaluating the safety and efficacy of DRM01 in patients with facial acne vulgaris.

•                  Completed patient enrollment in DRM04 Phase 3 pivotal trials in patients with hyperhidrosis — In February 2016, Dermira completed enrollment in its DRM04 ATMOS-1 and ATMOS-2 Phase 3 clinical trials, which collectively enrolled 697 patients with primary axillary hyperhidrosis.

•                  Announced completion of patient enrollment in third and final CIMZIA® Phase 3 clinical trial — In January 2016, Dermira announced the completion of enrollment in its CIMPACT Phase 3 clinical trial of CIMZIA (certolizumab pegol) in adult patients with moderate-to-severe chronic plaque psoriasis. The company had previously completed enrollment for its other two CIMZIA Phase 3 trials, CIMPASI-1 and CIMPASI-2. Collectively, the Phase 3 CIMZIA program enrolled 1,020 patients. CIMZIA is not currently approved for the treatment of psoriasis by any regulatory authority worldwide.

•                  Completed patient enrollment in DRM01 Phase 2b trial in patients with acne — In January 2016, Dermira completed enrollment of 420 patients in its DRM01 Phase 2b clinical trial in patients with acne vulgaris.

•                  Dermira’s co-founder, Eugene A. Bauer, M.D, received a Presidential Citation from the American Academy of Dermatology — In March 2016, Dermira announced that Eugene A. Bauer, M.D., co-founder and chief medical officer of Dermira, received a Presidential Citation from the American Academy of Dermatology (AAD). Dr. Bauer received the award at the Stars of the Academy Reception in Washington, D.C., held on March 3, 2016 during the annual meeting of the AAD.

Financial Highlights

First Quarter 2016 Financial Results

•                  For the quarter ended March 31, 2016, Dermira reported a net loss of $28.4 million, compared with a net loss of $14.0 million for the same period in 2015.

•                  Total operating expenses for the quarter ended March 31, 2016 were $28.8 million, compared to $14.2 million for the first quarter of 2015.

•                  Research and development expenses for the first quarter of 2016 were $22.9 million, compared to $10.1 million for the comparable prior-year period. This increase was primarily due to increased development costs for CIMZIA, DRM04 and DRM01 and higher personnel-related expenses.

•                  General and administrative expenses for the first quarter of 2016 were $5.9 million, compared to $4.1 million for the comparable prior-year period. This increase was primarily related to higher personnel-related expenses.

•                  As of March 31, 2016, Dermira had cash and cash equivalents and investments of $189.3 million, no debt and 30.0 million common shares outstanding.

Key Milestones and Expectations

•                  Announce topline data for DRM04 ATMOS-1 and ATMOS-2 Phase 3 hyperhidrosis trials in the second quarter of 2016.

•                  Announce topline data for all three CIMZIA Phase 3 clinical trials, CIMPASI-1, CIMPASI-2 and CIMPACT, by the end of the first quarter of 2017.

•                  Complete treatment period of DRM04 open-label ARIDO trial, assessing the long-term safety of DRM04, by the end of 2016.

•                  Subject to an end-of-Phase 2 meeting with the U.S. Food and Drug Administration (FDA), initiate a Phase 3 program for DRM01 in the first half of 2017.

•                  Subject to the successful completion of the DRM04 Phase 3 clinical trials and other registration-enabling activities, submit a New Drug Application (NDA) to the FDA in the second half of 2017.

•                  Management reiterates its previously issued financial guidance for 2016, including estimated GAAP operating expenses of $110-120 million, which includes estimated stock-based compensation expense of $10-12 million. In addition, management continues to expect a balance of over $100 million in cash and cash equivalents and investments at December 31, 2016, which, combined with future development milestone payments the company expects to earn and receive in 2017 pursuant to its agreement with UCB, would be sufficient to meet anticipated cash requirements through 2017.

About Dermira

Dermira is a biopharmaceutical company dedicated to identifying, developing and commercializing innovative, differentiated therapies to improve the lives of patients with dermatologic diseases. Dermira’s portfolio includes three late-stage product candidates that target significant unmet needs and market opportunities: CIMZIA® (certolizumab pegol), in Phase 3 development in collaboration with UCB Pharma S.A. for the treatment of moderate-to-severe chronic plaque psoriasis; DRM04, in Phase 3 development for the treatment of primary axillary hyperhidrosis (excessive underarm sweating); and DRM01, in development for the treatment of acne vulgaris. Dermira is headquartered in Menlo Park, California. For more information, please visit www.dermira.com.

In addition to our filings with the Securities and Exchange Commission (SEC), press releases, public conference calls and webcasts, we use our website (www.dermira.com) and LinkedIn page (https://www.linkedin.com/company/dermira-inc-) as channels of distribution of information about our company, our product candidates, our planned financial and other announcements, our attendance at upcoming investor and industry conferences and other matters. Such information may be deemed material information and we may use these channels to comply with our disclosure obligations under Regulation FD. Therefore, investors should monitor our website and our LinkedIn page in addition to following our SEC filings, press releases, public conference calls and webcasts.

Forward-Looking Statements

The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. This press release contains forward-looking statements that involve substantial risks and uncertainties, including statements with respect to the goal of delivering new therapies for patients with dermatologic diseases; the successful completion of, and timing expectations for the receipt and announcement of topline data from, the DRM04 and CIMZIA clinical trials and the potential value created by such announcements; the timing and completion of the treatment period of the DRM04 open-label ARIDO trial; the timing and initiation of a Phase 3 program for DRM01; the prospective end-of-Phase 2 meeting with the FDA for DRM01; the potential NDA submission for DRM04 to the FDA; current estimates of operating expenses and stock-based compensation expenses for 2016; anticipated cash and cash equivalents and investments at December 31, 2016; management expectations for future milestone payments pursuant to the agreement with UCB; and anticipated cash requirements and ability to fund the company’s operations through 2017. These statements deal with future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to our anticipated an end-of-Phase 2 meeting with the FDA; the design, implementation and outcomes of our clinical trials; our dependence on third-party clinical research organizations, manufacturers and suppliers; our ability to obtain regulatory approval for our product candidates; and our ability to continue to stay in compliance with applicable laws and regulations. For a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements, you should refer to the section entitled “Risk Factors” set forth in our Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other filings we make with the SEC from time to time. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:

Erica Jefferson

Senior Director, Head of Corporate Communications

650-421-7216

erica.jefferson@dermira.com

Investors:

Andrew Guggenhime

Chief Operating Officer and Chief Financial Officer

650.421.7200

Investor@dermira.com

Robert H. Uhl

Westwicke Partners

Managing Director

858.356.5932

robert.uhl@westwicke.com

Dermira, Inc.

Selected Consolidated Statements of Operations Data

(in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2016	2015
Operating expenses:
Research and development (1)	$22,854	$10,088
General and administrative (1)	5,901	4,146
Total operating expenses	28,755	14,234

Loss from operations	(28,755)	(14,234)
Interest and other income, net	319	237
Interest expense	—	(38)

Net loss	$(28,436)	$(14,035)

Net loss per share, basic and diluted	$(0.95)	$(0.57)

Weighted-average common shares used to compute net loss per share, basic and diluted	29,980,283	24,655,011

(1)	Amounts include stock-based compensation expense as follows:

	Research and development	$954	$455
	General and administrative	1,640	639
	Total stock-based compensation expense	$2,594	$1,094

Dermira, Inc.

Selected Consolidated Balance Sheet Data

(in thousands)

	March 31,	December 31,
	2016	2015
Cash and cash equivalents and investments	$189,303	$215,712
Working capital	166,555	191,337
Total assets	196,802	221,932
Additional paid-in capital	349,272	346,590
Accumulated deficit	(189,484)	(161,048)
Total stockholders’ equity	159,866	185,475